Exhibit 99.1

Nutrition 21 Announces Financial Results for Q4 of Fiscal 2009
and Full Year Fiscal 2009

     Full Year EBITDA before Impairment Charge Improves
by over $12 Million Despite Losses

Announces Letter of Intent for Sale of Certain Assets,
Impending Delisting from Nasdaq

Contact:
Nutrition 21, Inc.	Lytham Partners, LLC
Alan Kirschbaum	Joe Diaz
(914) 701-4500	(602) 889-9700

PURCHASE, N.Y. – October 15, 2009 – Nutrition 21, Inc. (Nasdaq: NXXI - News), the developer and marketer of nutritional supplements under the Iceland Health®, Chromax® and Diabetes Essentials® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the fourth quarter and the full fiscal year ended June 30, 2009.

For the quarter ended June 30, 2009 the company reported total revenues of $5.4 million compared to $11.0 million in the comparable quarter last year. Net loss for the quarter was $20.7 million, or ($0.31) per fully diluted share, compared to a net loss of $0.9 million, or $(0.01) per fully diluted share in the comparable quarter last year. The net loss for the quarter ended June 30, 2009 includes a $17.5 million non-cash impairment charge relating to goodwill and intangible assets that have indefinite lives.

For the year ended June 30, 2009, total revenues were $39.6 million compared to $47.1 million in the year ended June 30, 2008. Net loss for the year ended June 30, 2009, which includes the $17.5 million non-cash impairment charge mentioned above, was $20.8 million, or ($0.31) per fully diluted share, compared to a net loss in the prior year of $16.9 million, or ($0.27) per fully diluted share.

For the year ended June 30, 2009, the company had an operating profit of $0.2 million before the $17.5 million non-cash impairment charge mentioned above, a $13.6 million improvement over an operating loss of $13.4 million for the year ended June 30, 2008. EBITDA (a non-GAAP measure defined as net earnings before interest, taxes, depreciation and amortization) before the $17.5 million non-cash impairment charge, was $1.3 million for the year ended June 30, 2009, a $12.5 million improvement over negative EBITDA of $11.2 million in the prior year.  The primary reasons for this improvement are more target-specific advertising and reduced general and administrative expenses.

The adverse financial results primarily reflect the severe economic downturn and caused the company to breach a financial covenant with its senior lender. The lender waived this breach upon agreement by the company to repay by November 15, 2009 all amounts borrowed from the lender. The company is also negotiating to restructure $2.5 million principal amount of notes plus interest that are past due and are secured by the company’s Iceland Health trademark.

The company has signed a non-binding letter of intent for the sale of its retail and direct response businesses to a privately owned company and will announce the terms of the proposed sale if the transaction proceeds and when there is a binding agreement. The company will continue to refocus its main efforts on its profitable ingredients business.

The bid price for the company’s common stock has been less than $1 for more than 30 consecutive days and, as a result, Nasdaq Staff notified the company on December 26, 2007 that it does not comply with Listing Rule 5550(a)(2).  On October 9, 2009, Nasdaq Staff further notified the company that the period to regain compliance with the Rule expired October 7, 2009, and that unless the company appeals the Staff’s determination, trading in the common stock will be suspended on October 20, 2009 and the common stock will be delisted.  The company does not plan an appeal and expects that its common stock will be quoted on the OTC Bulletin Board.

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI - News), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21's portfolio of health and wellness products include: Iceland Health Chromax, Iceland Health Advanced Memory Formula(TM), Iceland Health Omega-3 Fish Oil, Iceland Health Joint Relief, and Diabetes Essentials® The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 30,000 major food, drug and super center stores throughout the United States and internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on Following Pages

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
ASSETS	2009	2008

Current assets:
Cash, cash equivalents	$1,373	$4,817
Accounts receivable, net	2,752	2,922
Other receivables, net	516	286
Inventories, net	3,878	1,014
Other current assets	467	1,483
Property and equipment, net	46	69
Patents, trademarks, and other intangibles, net	766	6,919
Goodwill and other intangibles with indefinite lives	3,636	15,395
Other assets	1,389	2,981
Investments	--	3,740

Total Assets	$14,823	$39,626
LIABILITIES, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Short term borrowings	$--	$3,000
Accounts payable	4,439	4,221
Accrued expenses	2,218	2,575
Deferred income	361	1,228
Other long term debt	4,457	4,185
Deferred income taxes	1,200	2,152

6% Series I Convertible preferred stock subject to mandatory redemption	--	3,270
8% Series J Convertible preferred stock subject to mandatory redemption	13,218	11,594

Total Liabilities	25,893	32,225

Stockholders’ Equity (DEFICIT)	(11,070)	7,401

Total Liabilities, and Stockholders’ Equity (DEFICIT)	$14,823	$39,626

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Quarter ended June 30,		Year ended June 30,
	2009	2008	2009	2008

Net sales	$5,343	$10,906	$39,257	$46,363

Other revenues	105	139	348	708

Total Revenues	5,448	11,045	39,605	47,071

Costs and Expenses

Cost of Revenues	3,233	3,415	16,397	17,609

Advertising & Promotion	3,896	5,339	17,707	33,478

General and Administrative	1,141	1,429	3,883	6,197

Research and Development	98	110	364	954

Depreciation and Amortization	196	551	1,106	2,259

Impairment charges	17,539	--	17,539	--

Operating (loss) profit	(20,655)	201	(17,391)	(13,426)

Interest income (expense), net	(1,018)	(1,095)	(4,370)	(3,502)

Loss before income taxes	(21,673)	(894)	(21,761)	(16,928)

Income taxes (benefit)	(952)	3	(952)	14

Net loss	$(20,721)	$(897)	$(20,809)	$(16,942)

Basic and diluted loss per common share	$(0.31)	$(0.01)	$(0.31)	$(0.27)

Weighted average number of common shares outstanding – basic and diluted	71,038	63,151	67,196	61,797